Exhibit 99.1

iSun Inc. Reports Final Second Quarter 2023 Results

Q2 2023 revenues of $25 million, a 51.8% increase from Q2 2022, driven by higher demand and strong execution of company’s strategy

Reaffirms expectations for total revenue of $95-100 million in 2023, a 24-31% increase over 2022

Williston, VT, August 10, 2023 — iSun, Inc. (NASDAQ: ISUN) (the “Company,” or “iSun”), a leading solar energy and clean mobility infrastructure company with 50 years of experience accelerating the adoption of innovative electrical technologies, today announced final financial results for the second quarter of 2023 ended June 30, 2023.

Quarterly Highlights

●	Q2 2023 revenue of $25.0 million, up 51.8% from Q222, as continued commercial and industrial execution drives growth
●	YTD revenue of $42.4 million, up 34.2% over first half of 2022
●	Gross profit of $5.9 million, up 58.2% from Q222
●	Gross margin of 23.7%, up 90 basis points from 22.8% in 2022’s second quarter, as expected synergies taking hold
●	Awarded $8.0 million in new solar and EV infrastructure contracts in Q2 2023, with a total of $40.0 million in first half of 2023
●	Continuing successful execution of growth strategy, leveraging tailwinds

Management Commentary

“We are continuing to benefit from positive momentum, especially in our commercial and industrial segment, as we generated 51.8% higher revenue in the 2023 second quarter compared to last year. Our team is focused on executing our growth strategy, leveraging the positive tailwinds from climate legislation and higher customer interest in alternative energy solutions,” said Jeffrey Peck, Chief Executive Officer of iSun. “I am very pleased by our continued success in achieving new contract wins, as we added $8 million in the second quarter, for a total of $40 million in the first half of this year, a record pace for iSun. Our improved synergies as we scale, along with higher productivity, enabled us to increase our margins by 90 basis points in the second quarter to 23.7%. We have increased our labor utilization this year, as part of our ongoing efficiency efforts that included the consolidation of our commercial and industrial divisions, which offsets the continuing challenges we experience from supply chain constraints, even as they are lessening compared to last year. All these efforts provide us the confidence to reaffirm our annual revenue guidance for 2023, as we work diligently to implement and complete our many projects.”

Second Quarter and Year to Date Results

iSun reported second quarter 2023 revenue of $25.0 million, up 51.8% from $16.5 million in the same period in 2022. YTD revenue was $42.4 million, representing a $10.8 million or 34.2% increase over the same period in 2022. Revenue growth was driven primarily by the fulfillment of commercial and industrial projects across multiple states receiving notice to proceed as well as our residential backlog; total backlog was $161.8 million as of June 30, 2023. iSun also generated new future demand by adding $8 million in new business during the second quarter and a total of $40 million in the first half of 2023, primarily driven by strong demand for commercial and industrial services as well as for focused project origination and design services for partners on large national carport projects.

Divisional highlights as of June 30, 2023, include:

●	Residential division generated revenue of $9.3 and $16.2 million in the second quarter and YTD respectively. Customer orders of approximately $13.1 million are expected to be completed within three to five months.
●	The commercial and industrial division, which were consolidated as of January 1, 2023, generated revenue of $15.6 and $25.9 million in the second quarter and YTD respectively; the division has a contracted backlog of approximately $140.7 million expected to be completed within 10-18 months.
●	Utility and development division generated revenue of $0.1 and $0.3 million in the second quarter and YTD respectively. The Utility division has a contracted backlog of approximately $8.0 million and 1.6 GW of projects currently under development expected to achieve NTP in 2023 and early 2024.

Gross profit in the second quarter was $5.9 million, up 58.2% from $3.8 million in the second quarter of 2022. Gross margin for the quarter was 23.7%, up 90 basis points from 22.8% in the same period in 2022. YTD gross profit was $9.5 million, up 37% compared to $6.9 million during the same period in 2022. YTD gross margin was 22.4%, up 50 basis points compared to 21.9% during the same period in 2022. Margin is expected to continue to expand in the second half of 2023 consistent with scaling of operations and planned increase in residential implementations, as part of the strategy to expand gross margin each year as synergies among the company’s segments grow.

The operating loss in the second quarter was ($1.8) million, a 68.8% improvement compared to a loss of ($5.6) million in 2022’s second quarter, primarily reflecting the higher revenues and lower operating expenses as part of the company’s efficiency focus. YTD operating income was a loss of ($4.4) million, a 61.1% reduction compared to a loss of ($11.3) million during the same period in 2022. Non-cash depreciation and amortization expenses were $0.8 million in the second quarter of 2023, compared to $1.8 million in prior year period. YTD non-cash depreciation and amortization expenses were $1.5 million compared to $3.5 million in the same period in 2022.

iSun reported a net loss of ($2.5) million, or ($0.13) per share, in the second quarter of 2023, compared to a net loss of ($5.7) million, or ($0.40) per share, in the same period in 2022. YTD net loss was ($5.5) million or ($0.31) per share compared to a net loss of ($8.6) million or ($0.64) per share in the same period in 2022.

Adjusted EBITDA for the second quarter of 2023 was a loss of ($0.6) million or ($0.03) per share, compared to a loss of ($3.2) million or ($0.23) per share in 2022’s second quarter. YTD Adjusted EBITDA was a loss of ($1.8) million or ($0.10) per share compared to a loss of ($3.4) million or ($0.25) per share in the same period in 2022.

Outlook

iSun’s continuing success in winning new business, from solar projects to EV infrastructure and project origination and development services, along with its sizable and growing backlog, is expected to enable the company to produce total revenue of $95-100 million for the full year 2023, representing a 24-31% increase over total revenues of $76.5 million in 2022. With the positive results from its focus on efficiency so far this year, iSun also anticipates continued gross margin expansion and adjusted EBITDA profitability by the end of 2023.

Added Mr. Peck, “We are making excellent progress in tracking against the targets we set for iSun’s performance this year, as we execute on our strategy and fulfill our commitments to investors. We remain confident that our capabilities effectively address the needs of more customers and position us to accelerate our growth in the evolving alternative energy sector. Our success in winning significant contracts with existing and new customers is based upon our platform approach that delivers a suite of services to meet the needs of diverse customers. This year, we are also benefiting from the expertise of our team in executing efficiently on our backlog to address our customers’ needs. Now that our country’s energy policy has been established for the next 10 years through the IRA legislation passed last summer, we expect those macroeconomic factors to help us scale our operations significantly in the next few years, and thus enable us to generate steadily higher revenue and reach operating profitability.”

Second Quarter 2023 Conference Call Details

iSun will host a conference call today, Thursday, August 10, at 8:30 AM ET to review the Company’s financial results and discuss its operations and outlook. Participants can access the live conference call via telephone at 1-888-506-0062 (domestic) or 1-973-528-0011 (international), using conference ID 246871 or via webcast in the Investor Relations section of the iSun website at investors.isunenergy.com. An audio replay will be available through Thursday, August 24, 2023, and can be accessed by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international), using conference code 48846. A webcast of the conference call will be available beginning approximately one hour after the call is completed at investors.isunenergy.com.

iSun, Inc.

Condensed Consolidated Balance Sheets as of

June 30, 2023 (Unaudited) and December 31, 2022

(In thousands, except number of shares)

	June 30, 2023	December 31, 2022
Assets
Current Assets:
Cash	$6,105	$5,455
Accounts receivable, net of allowance	11,238	8,783
Contract assets	8,369	7,324
Inventory	2,119	2,536
Other current assets	1,577	1,625
Total current assets	29,408	25,723
Other Assets:
Property and equipment, net of accumulated depreciation	8,108	8,440
Operating lease right-of-use assets, net	6,638	6,960
Captive insurance investment	270	270
Intangible assets, net	13,238	14,038
Investments	12,020	12,020
Other assets	30	30
Total other assets	40,304	41,758
Total assets	$69,712	$67,481
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$16,986	$12,941
Accrued expenses	3,632	5,868
Operating lease liability	601	588
Contract liabilities	8,020	5,419
Current portion of deferred compensation	15	31
Current portion of long-term debt	5,152	5,374
Total current liabilities	34,406	30,221
Long-term liabilities:
Warrant liability	-	10
Operating lease liability, net of current portion	6,405	6,711
Other liabilities	2,832	3,026
Long-term debt, net of current portion	5,508	8,226
Total liabilities	49,151	48,194
Contingencies (Note 1l)
Stockholders’ equity:
Preferred stock - 0.0001 par value 1,000,000 shares authorized, 0 issued and outstanding as of June 30, 2023 and December 31, 2022	-	-
Common stock – 0.0001 par value 49,000,000 shares authorized, 23,435,489 and 15,083,109 issued and outstanding as of June 30, 2023, and December 31, 2022, respectively	2	2
Additional paid-in capital	80,852	74,070
Accumulated deficit	(60,293)	(54,785)
Total Stockholders’ equity	20,561	19,287
Total liabilities and stockholders’ equity	$69,712	$67,481

The accompanying notes are an integral part of these consolidated financial statements.

iSun, Inc.

Condensed Consolidated Statements of Operations

for the Three and Six Months Ended June 30, 2023, and 2022 (Unaudited)

(In thousands, except number of shares and per share data)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2023	2022	2023	2022
Earned revenue	$25,006	$16,476	$42,365	$31,563
Cost of earned revenue	19,069	12,723	32,879	24,640
Income before operating expenses	5,937	3,753	9,486	6,923

Warehousing and other operating expenses	220	1,017	451	1,367
General and administrative expenses	6,334	5,982	11,183	11,509
Stock based compensation – general and administrative	373	591	746	1,835
Depreciation and amortization	762	1,778	1,512	3,530
Total operating expenses	7,689	9,368	13,892	18,241
Operating loss	(1,752)	(5,615)	(4,406)	(11,318)

Other income (expenses):
Gain on forgiveness of PPP Loan	-	-	-	2,592
Change in fair value of the warrant liability	4	28	10	91
Loss on debt conversion	(303)	-	(303)
Interest expense, net	(448)	(87)	(797)	(716)
Other income (expense)	(747)	(59)	(1,090)	(1,967)

Loss before income taxes	(2,499)	(5,674)	(5,496)	(9,351)
Tax expense (benefit)	12	7	12	(765)

Net loss	$(2,511)	$(5,681)	$(5,508)	$(8,586)

Net loss per share of Common Stock - Basic and diluted	$(0.13)	$(0.40)	$(0.31)	$(0.64)

Weighted average shares of Common Stock - Basic and diluted	19,685,045	14,070,117	17,829,459	13,364,352

The accompanying notes are an integral part of these consolidated financial statements.

Non-GAAP Financial Measures

Included in this presentation are discussions and reconciliations of earnings before interest, income tax and depreciation and amortization (“EBITDA”) and EBITDA adjusted for certain non-cash, non-recurring or non-core expenses (“Adjusted EBITDA”) to net loss in accordance with GAAP. Adjusted EBITDA excludes certain non-cash and other expenses, certain legal services costs, professional and consulting fees and expenses, and one-time Reverse Merger and Recapitalization expenses and certain adjustments. We believe that these non-GAAP measures illustrate the underlying financial and business trends relating to our results of operations and comparability between current and prior periods. We also use these non-GAAP measures to establish and monitor operational goals.

These non-GAAP measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measures, particularly Adjusted EBITDA, to analyze our performance would have material limitations because such calculations are based on a subjective determination regarding the nature and classification of events and circumstances that investors may find significant. We compensate for these limitations by presenting both the GAAP and non-GAAP measures of our operating results. Although other companies may report measures entitled “Adjusted EBITDA” or similar in nature, numerous methods may exist for calculating a company’s Adjusted EBITDA or similar measures. As a result, the methods that we use to calculate Adjusted EBITDA may differ from the methods used by other companies to calculate their non-GAAP measures.

The reconciliations of EBITDA and Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, are shown in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$(2,511)	$(5,681)	$(5,508)	$(8,586)
Depreciation and amortization	762	1,778	1,512	3,530
Interest expense	448	87	797	716
Stock based compensation	373	591	746	1,835
Change in fair value of warrant liability	(4)	(28)	(10)	(91)
Loss on conversion	303	-	303	-
Income tax (benefit)	12	7	12	(765)
EBITDA	(617)	(3,246)	(2,148)	(3,361)
Other costs(1)	350	-	350	10
Adjusted EBITDA	(267)	(3,246)	(1,798)	(3,351)

Weighted Average shares outstanding	19,685,045	14,070,117	17,829,459	13,364,352

Adjusted EPS	(0.01)	(0.23)	(0.10)	(0.25)

(1)	Other costs consist of one-time legal expenses related to the settlement of a lawsuit.

(2)	As the forgiveness of the PPP loan is considered a one-time expense, the Company considered including the forgiveness of $0 million and $2.6 million for the six months ended June 30, 2023 and 2022, respectively, as a reconciling item. The Company excluded the forgiveness on the basis that had it not been awarded a PPP loan, the Company would have terminated, furlough or reduced its workforce during the COVID-19 pandemic shutdown.

About iSun Inc.

Since 1972, iSun has accelerated the adoption of proven, life-improving innovations in electrification technology. iSun has been the trusted service provider to Fortune 500 companies for decades and has installed clean rooms, fiber optic cables, flight simulators, and over 600 megawatts of solar systems. The Company currently provides a comprehensive suite of solar services across residential, commercial, industrial & municipal, and utility scale projects and provides solar electric vehicle charging solutions for both grid-tied and battery backed solar EV charging systems. iSun believes that the transition to clean, renewable solar energy is the most important investment to make today and is focused on profitable growth opportunities. Please visit www.isunenergy.com for additional information.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “forecasts,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

For more information contact:

Investor Relations

IR@isunenergy.com